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                                                                   EXHIBIT 16.2
                                     ARTHUR
                                    ANDERSEN


                                                       -----------------------
                                                       PO Box 55
                                                       1 Surrey Street
                                                       London WC2R 2NT
                                                       0171 438 3000 Telephone
                                                       0171 831 1133 Facsimile

                                                       Direct line 0171 438 3120

3 February 1997

The Board of Directors
The Cronos Group
35 Rue Glesener
L-1631 Luxembourg


                            PRIVATE AND CONFIDENTIAL

Dear Sirs

RE: Report Required by Section 10A(b)(2) of the United States Securities Exchange Act of 1934, as Amended by Title III of the United States Private Securities Litigation Reform Act of 1995

We are submitting this report to you in response to our obligations under
Section 10A(b)(2), of the US Securities Exchange Act of 1934, as amended by Title III of the US Private Securities Litigation Reform Act of 1995.

We refer to our letter of 24 January 1997 to the Board concerning certain matters which have come to our attention during the course of our audit at 31 December 1996, and for which we have been unable to obtain satisfactory explanation and support. In our letter of 24 January 1997, we stated that we require a response from the Board on the matters referred to in our letters of 9 January 1997 and 16 January 1997, by 5pm on Tuesday, 28 January 1997 (London time). We have considered the information received and conclude that we have not received a response that appropriately addresses the matters cited in those communications. Accordingly, as we previously informed you, we are required by US Federal securities laws to submit this report to you.

We have concluded, based on the information we have as of the date of this letter, that

(a) The disbursement of US $1.5 million and the subsequent correspondence from National Westminster Bank concerning repayment of that disbursement (copies of which you have previously received) may have violated laws and regulations to which Cronos is subject, including US Federal securities laws, and that these matters may have a material effect on the 1996 financial statements of Cronos.

(b) Senior management has not taken, and the Board of Directors has not caused senior management to take, timely and appropriate remedial actions with respect to these matters; and
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                          [ARTHUR ANDERSEN LETTERHEAD]

                                      -2-
The Board of Directors                                           3 February 1997

(c) The circumstances of these matters and failure to take remedial action warrants our resignation from the engagement and we have so resigned.

By receipt of this report, we hereby advise you that under Section 10A(b)(3) of the Securities Exchange Act of 1934, the Board is required to inform the US Securities and Exchange Commission by notice not later than one business day after receipt of this report that this report has been received, and provide us with a copy of such notice.

Under Section 10A(b)(3), if we do not receive a copy of the notice referred to above by close of business UK time on 4 February 1997 we are required to, and will furnish a copy of this report to the SEC within one business day following failure to receive notice.

Yours faithfully

/s/ Arthur Andersen
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